SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (AMENDMENT NO. 1)

                         Galyan's Trading Company, Inc.

                                (Name of Issuer)

                           Common Stock, no par value

                         (Title of Class of Securities)

                                   36458R-101
                                 (CUSIP Number)

     Samuel P. Fried             William M. Wardlaw          Steven M. Spurlock
   Limited Brands, Inc.       FS Equity Partners IV, L.P.     Benchmark Capital
(formerly The Limited, Inc.) 11100 Santa Monica Boulevard     Partners IV, L.P.
  Three Limited Parkway            Suite 1900               2480 Sand Hill Road
   Columbus, OH 43230         Los Angeles, CA 90025         Menlo Park, CA 94025
     (614-415-7000)              (310-444-1822)                (650-854-8180)


                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  June 10, 2003
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Section 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(g), check the following box. [ ]

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


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

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 36458R-101                                             13D/A                  Page 2 of 16 Pages
----------------------------------------------------------                     --------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      FS Equity Partners IV, L.P.
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]  (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)        [ ]
------------ ---------------------------------------------------------------------------------------------------------

             CITIZENSHIP OR PLACE OF ORGANIZATION
6                     Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 7        SOLE VOTING POWER
           BENEFICIALLY                       -0-
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED VOTING POWER
                                              11,195,000
                                     -------- ------------------------------------------------------------------------

                                     9        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- ------------------------------------------------------------------------

                                     10       SHARED DISPOSITIVE POWER
                                              5,694,500
------------------------------------ -------- ------------------------------------------------------------------------

             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                                                        11,195,000
------------ ---------------------------------------------------------------------------------------------------------

             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12           EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13                                                                                                   65.5%
------------ ---------------------------------------------------------------------------------------------------------

             TYPE OF REPORTING PERSON*
14                                                                                                   PN
------------ ---------------------------------------------------------------------------------------------------------

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
----------------------------------------------------------                     --------------------------------------
CUSIP NO. 36458R-101                                             13D/A                  Page 3 of 16 Pages
----------------------------------------------------------                     --------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                          FS Capital Partners LLC
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]  (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)        [ ]
------------ ---------------------------------------------------------------------------------------------------------

             CITIZENSHIP OR PLACE OF ORGANIZATION
6                     Delaware
------------ ---------------------------------------------------------------------------------------------------------

         NUMBER OF
          SHARES             7     SOLE VOTING POWER
       BENEFICIALLY                -0-
       OWNED BY EACH
         REPORTING
          PERSON
           WITH
                             ----- -----------------------------------------------------------------------------------

                             8     SHARED VOTING POWER
                                   11,195,000
                             ----- -----------------------------------------------------------------------------------

                             9     SOLE DISPOSITIVE POWER
                                   -0-
                             ----- -----------------------------------------------------------------------------------

                             10    SHARED DISPOSITIVE POWER
                                   5,694,500
---------------------------- ----- -----------------------------------------------------------------------------------

             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                                                        11,195,000
------------ ---------------------------------------------------------------------------------------------------------

             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12           EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13                                                                                                   65.5%
------------ ---------------------------------------------------------------------------------------------------------

             TYPE OF REPORTING PERSON*
14                                                                                                   00
------------ ---------------------------------------------------------------------------------------------------------

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
----------------------------------------------------------                     --------------------------------------
CUSIP NO. 36458R-101                                             13D/A                  Page 4 of 16 Pages
----------------------------------------------------------                     --------------------------------------

1            NAME OF REPORTING PERSONS
             I.R.S.   IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                      Limited Brands, Inc. (formerly The Limited, Inc.),
                      31-1029810
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]  (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)        [ ]
------------ ---------------------------------------------------------------------------------------------------------

6            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

          NUMBER OF
           SHARES              7      SOLE VOTING POWER
        BENEFICIALLY                  5,500,500
        OWNED BY EACH
          REPORTING
           PERSON
            WITH
                               ------ --------------------------------------------------------------------------------

                               8      SHARED VOTING POWER
                                      11,195,000
                               ------ --------------------------------------------------------------------------------

                               9      SOLE DISPOSITIVE POWER
                                      5,500,500
                               ------ --------------------------------------------------------------------------------

                               10     SHARED DISPOSITIVE POWER
                                      -0-
------------------------------ ------ --------------------------------------------------------------------------------

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        11,195,000
------------ ---------------------------------------------------------------------------------------------------------

12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                      65.5%
------------ ---------------------------------------------------------------------------------------------------------

14           TYPE OF REPORTING PERSON*
                                                                                                     CO
------------ ---------------------------------------------------------------------------------------------------------

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

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 36458R-101                                             13D/A                  Page 5 of 16 Pages
----------------------------------------------------------                     --------------------------------------

1            NAME OF REPORTING PERSONS
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Benchmark Capital Partners IV, L.P. ("BCP IV")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]  (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            SOURCE OF FUNDS*           Not Applicable
------------ ---------------------------------------------------------------------------------------------------------

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)        [ ]
------------ ---------------------------------------------------------------------------------------------------------

6            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

        NUMBER OF
          SHARES            7    SOLE VOTING POWER
       BENEFICIALLY              0 shares
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                            ---- -------------------------------------------------------------------------------------

                            8    SHARED VOTING POWER
                                 0 shares
                            ---- -------------------------------------------------------------------------------------

                            9    SOLE DISPOSITIVE POWER
                                 0 shares
                            ---- -------------------------------------------------------------------------------------

                            10   SHARED DISPOSITIVE POWER
                                 0 shares
--------------------------- ---- -------------------------------------------------------------------------------------

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        0
------------ ---------------------------------------------------------------------------------------------------------

12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                      0 %
------------ ---------------------------------------------------------------------------------------------------------

14           TYPE OF REPORTING PERSON*
                                                                                                     PN
------------ ---------------------------------------------------------------------------------------------------------

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

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 36458R-101                                             13D/A                  Page 6 of 16 Pages
----------------------------------------------------------                     --------------------------------------

1            NAME OF REPORTING PERSONS
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Benchmark Capital Management Co. IV, L.L.C. ("BCMC IV")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]  (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            SOURCE OF FUNDS*           Not Applicable
------------ ---------------------------------------------------------------------------------------------------------

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)        [ ]
------------ ---------------------------------------------------------------------------------------------------------

6            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

        NUMBER OF
          SHARES            7    SOLE VOTING POWER
       BENEFICIALLY              31,790 shares held by Benchmark Founders' Fund IV-X, L.P. BCMC IV is the general
      OWNED BY EACH              partner of Benchmark Founders' Fund IV-X, L.P. and may be deemed to have sole
        REPORTING                voting power over such shares.
          PERSON
           WITH
                            ---- -------------------------------------------------------------------------------------

                            8    SHARED VOTING POWER
                                 0 shares
                            ---- -------------------------------------------------------------------------------------

                            9    SOLE DISPOSITIVE POWER
                                 31,790 shares held by Benchmark Founders' Fund IV-X, L.P. BCMC IV is the general partner of Benchmark Founders' Fund IV-X, L.P. and may be deemed to have sole dispositive power over such shares.
                            ---- -------------------------------------------------------------------------------------

                            10   SHARED DISPOSITIVE POWER
                                 0 shares
--------------------------- ---- -------------------------------------------------------------------------------------

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        0
------------ ---------------------------------------------------------------------------------------------------------

12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                      0 %
------------ ---------------------------------------------------------------------------------------------------------

14           TYPE OF REPORTING PERSON*
                                                                                                     OO
------------ ---------------------------------------------------------------------------------------------------------

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--------------------------------------------------------------------------------
CUSIP NO. 36458R-101                   13D/A                  Page 7 of 16 Pages
--------------------------------------------------------------------------------

         This Amendment No. 1 to Schedule 13D is being filed to report the disposition of beneficial ownership of 567,684 shares of common stock (the "Common Stock"), of Galyan's Trading Company, Inc., an Indiana corporation ("Galyan's" or the "Issuer"), by Benchmark Capital Partners IV, L.P. This Amendment No. 1 supplements and amends the Schedule 13D originally filed with the Securities and Exchange Commission (the "Commission") relating to the Common Stock on October 9, 2001 (the "Original Filing"). Only those items that are hereby reported are amended. All other items remain unchanged. All capitalized terms shall have the meanings assigned to them in the Original Filing, unless otherwise indicated herein.

         Item 2. Identity and Background.

         Item 2 is hereby amended by adding the following paragraph:

         As of June 10, 2003, BCP IV and BCMC IV ceased to be the beneficial owners of five percent or more of the Common Stock of the Issuer and shall cease to be Reporting Persons pursuant to this Schedule 13D as of the effective date of this Amendment No. 1.

         Item 4. Purpose of Transaction.

         Item 4 is hereby amended by adding the following paragraph:

         On June 10, 2003, the Benchmark Entities distributed 535,894 shares of Common Stock to their respective partners on a pro rata basis for no consideration (the "Distribution"). After the Distribution, Benchmark Founders' Fund IV-X, L.P. held 31,790 shares of Common Stock. Immediately following the Distribution, BCP IV entered into that certain Agreement to be Released, dated June 10, 2003, by and among itself, Galyan's Trading Company, Inc., Limited Brands, Inc. (formerly The Limited, Inc.), G Trademark, Inc. and FS Equity Partners IV, L.P. (the "Agreement to be Released") whereby BCP IV was released from the Stockholders Agreement.

         Item 5. Interest in Securities of the Issuer.

         Item 5 is hereby amended by adding the following paragraph:

         As of June 10, 2003, BCP IV ceased to be a party to the Stockholders Agreement, and accordingly, as of such date, (i) BCP IV and BCMC IV may no longer be deemed to be the beneficial owners of the Shares owned by FS Equity IV and Limited Brands, Inc. (formerly The Limited, Inc.) and (ii) BCP IV and BCMC IV have ceased to be the beneficial owner of more than five percent of the Common Stock of the Issuer.

         Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

--------------------------------------------------------------------------------
CUSIP NO. 36458R-101                  13D/A                  Page 8 of 16 Pages
--------------------------------------------------------------------------------

         Item 6 is hereby amended by adding the following paragraph:

         BCP IV ceased to be a party to the Stockholders Agreement as of June 10, 2003.

         Item 7. Material to be Filed as Exhibits.

         Exhibit 7: Agreement to be Released dated as of June 10, 2003 among FS Capital Partners IV, L.P., Limited Brands, Inc. (formerly The Limited, Inc.), G Trademark, Inc. and the Issuer.

--------------------------------------------------------------------------------
CUSIP NO. 36458R-101                  13D/A                  Page 9 of 16 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 10, 2003

                                 FS EQUITY PARTNERS IV, L.P.

                                 By:  FS Capital Partners LLC
                                 Its: General Partner


                                 By: /s/ Todd W. Halloran
                                 -------------------------
                                 Name:  Todd W. Halloran
                                 Title: Vice President




                                 FS CAPITAL PARTNERS LLC

                                 By: /s/ Todd W. Halloran
                                 -------------------------
                                 Name:  Todd W. Halloran
                                 Title: Vice President


                                 LIMITED BRANDS, INC.
                                 (formerly The Limited, Inc.)


                                 By: /s/ Timothy J. Faber
                                 ------------------------
                                 Name:  Timothy J. Faber
                                 Title: V.P. Treasury/M&A

--------------------------------------------------------------------------------
CUSIP NO. 36458R-101                  13D/A                 Page 10 of 16 Pages
--------------------------------------------------------------------------------


                                 BENCHMARK CAPITAL PARTNERS IV, L.P.

                                 By: Benchmark Capital Management Co. IV, LLC
                                 Its: General Partner


                                 By: /s/ Steven M. Spurlock
                                     ----------------------
                                 Name:  Steven M. Spurlock
                                 Title: Managing Member





                                 BENCHMARK CAPITAL MANAGEMENT CO. IV, L.L.C.

                                 By: /s/ Steven M. Spurlock
                                     ----------------------
                                 Name:  Steven M. Spurlock
                                 Title: Managing Member

--------------------------------------------------------------------------------
CUSIP NO. 36458R-101                   13D/A                 Page 11 of 16 Pages
--------------------------------------------------------------------------------

                                   SCHEDULE F

            TRANSACTIONS IN SHARES OF THE ISSUER SINCE AUGUST 8, 2001

                     BY BENCHMARK CAPITAL PARTNERS IV, L.P.

          Schedule F is hereby amended to add the following paragraph:

         On June 10, 2003, the Benchmark Entities distributed 535,894 shares of common stock of Galyan's to their respective partners.